P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
April 26, 2022		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES FIRST QUARTER 2022 RESULTS
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced results for the three months ended March 31, 2022. Peoples reported net income of $23.6 million for the first quarter of 2022, representing earnings per diluted common share of $0.84. In comparison, Peoples recognized earnings per diluted common share of $0.98 for the fourth quarter of 2021, and earnings per diluted common share of $0.79 for the first quarter of 2021.
Non-core items, and the related tax effect of each, in net income primarily included acquisition-related expenses. Non-core items negatively impacted earnings per diluted common share by $0.04 for the first quarter of 2022, $0.02 for the fourth quarter of 2021, and $0.13 for the first quarter of 2021.
"On March 7th, we completed the acquisition of Vantage," said Chuck Sulerzyski, President and Chief Executive Officer. "This addition builds upon the capacity and growth potential we have already seen in our leasing division. We are excited to expand our specialty finance business suite, and we are equally pleased with the talent we are gaining from Vantage."

Completion of Vantage Acquisition:
On March 7, 2022, Peoples Bank acquired Vantage Financial, LLC (“Vantage”), a nationwide provider of equipment financing headquartered in Excelsior, Minnesota. Under the terms of the agreement, Peoples Bank purchased 100% of the equity of Vantage for total cash consideration of $54.0 million. Peoples Bank also repaid $28.9 million in recourse debt on behalf of Vantage, for total consideration of $82.9 million. Vantage offers mid-ticket equipment leases, primarily for business essential information technology equipment across a wide-array of industries. Peoples recognized lease assets of approximately $140.3 million as of the acquisition date.

Premier Financial:
On September 17, 2021, Peoples completed its merger with Premier Financial Bancorp, Inc. ("Premier"), in which Peoples acquired, in an all-stock merger, Premier, a bank holding company headquartered in Huntington, West Virginia, and the parent company of Premier Bank, Inc. ("Premier Bank") and Citizens Deposit Bank and Trust, Inc. ("Citizens"). Under the terms and subject to the conditions of the definitive Agreement and Plan of Merger dated March 26, 2021, Premier merged with and into Peoples (the "Premier Merger"), and Premier Bank and Citizens subsequently merged with and into Peoples Bank, in a transaction valued at $261.9 million. At the close of business on September 17, 2021, the financial services offices of Premier Bank and Citizens became branches of Peoples Bank. Peoples acquired $1.1 billion in loans and $1.8 billion in deposits. Peoples preliminarily recorded $67.2 million in goodwill and $4.2 million in other intangible assets in connection with the Premier Merger.
Statement of Operations Highlights:
•Net interest income decreased $0.4 million, or 1%, compared to the linked quarter and increased $18.7 million, or 53%, compared to the first quarter of 2021.
◦Net interest margin increased four basis points to 3.41% for the first quarter of 2022, compared to 3.37% for the linked quarter and increased 15 basis points compared to 3.26% for the first quarter of 2021. The increase in net interest margin compared to the linked quarter was driven by accretion income recognized on the commercial real estate portfolio.

◦The increase in net interest income for the first quarter of 2022 compared to the first quarter of 2021 was driven by an 11 basis point decrease in the average cost of funds.
•Peoples recorded a recovery of credit losses of $6.8 million for the first quarter of 2022, compared to a recovery of $6.6 million for the fourth quarter of 2021, and a recovery of $4.7 million for the first quarter of 2021.
◦The recovery of credit losses in the first quarter of 2022 was attributable to an improvement in economic factors and loss drivers within the current expected credit loss ("CECL") model.
◦Net charge-offs were $1.9 million, or 0.17% of average total loans annualized, for the first quarter of 2022, compared to $1.3 million, or 0.11% for the linked quarter.
▪The increase in net charge-offs was driven by higher charge-offs on commercial real estate, and commercial and industrial loans.
•Total non-interest income, excluding net gains and losses, increased $1.0 million, or 5%, compared to the linked quarter, and increased $2.8 million, or 16%, compared to the first quarter of 2021.
◦The increase in non-interest income, excluding gains and losses, compared to the fourth quarter of 2021 was largely driven by higher insurance income, which included annual performance-based insurance commissions that are recognized in the first quarter of each year.
◦Total non-interest income, excluding net gains and losses, for the first quarter of 2022 was 27% of total revenue.
•Total non-interest expense increased $3.6 million, or 8%, compared to the linked quarter and $13.6 million, or 36%, compared to the first quarter of 2021.
◦The increase in total non-interest expense for the first quarter of 2022 was attributable to increases in salaries and employee benefit costs, professional fees and FDIC insurance premiums.
◦For the first quarter of 2022, the efficiency ratio was 66.8%. When adjusted for non-core items, the efficiency ratio was 64.8% for the first quarter of 2022.
Balance Sheet Highlights:
•Period-end total loan balances were up $65.6 million compared to December 31, 2021.
◦The increase in period-end loan balances was primarily the result of leases acquired from Vantage during the first quarter totaling $140.2 million, partially offset by a reduction in commercial real estate loans.
◦Construction loans grew to $238.3 million during the quarter, or 53% annualized.
◦Excluding Paycheck Protection Program ("PPP") loans and leases acquired from Vantage, loan balances declined for the quarter by $34.7 million.
•Asset quality metrics improved slightly during the quarter.
◦Annualized net charge-offs for the quarter remained low at 0.17% of average total loans, with an increase of six basis points compared to the linked quarter driven by charge-offs on commercial and industrial loans.
◦The recovery of credit losses recorded during the quarter was driven by continued improvement in economic factors and changes in loss drivers used in the CECL model.
◦Delinquency trends improved slightly as loans considered current comprised 99.0% of the loan portfolio at March 31, 2022, compared to 98.8% at December 31, 2021.
◦Nonperforming assets decreased $1.1 million compared to December 31, 2021. The decrease was related to a payoff of a large commercial loan, combined with pay downs and charge-offs on smaller commercial loans acquired from Premier.
◦Criticized loans decreased $3.7 million during the first quarter of 2022. The decrease was primarily related to the upgrade of two commercial relationships acquired from Premier, offset partially by leases acquired from Vantage.
◦Classified loans increased $3.0 million during the first quarter of 2022. The increase was driven by leases acquired from Vantage.

•Period-end total deposit balances at March 31, 2022 increased $140.4 million, or 2%, compared to December 31, 2021.
◦The increase in total deposits compared to December 31, 2021 was driven primarily by seasonal growth in governmental deposits of $117.5 million.
◦Total demand deposit balances were 47% of total deposit balances at March 31, 2022 and 48% at December 31, 2021.

Net Interest Income:
Net interest income was $54.3 million for the first quarter of 2022, a decrease of $0.4 million, or 1%, compared to the linked quarter. Net interest margin was 3.41% for the first quarter of 2022, compared to 3.37% for the linked quarter. The decrease in net interest income was driven primarily by higher funding costs, partially offset by accretion income recognized on the commercial real estate portfolio. Net interest income and net interest margin both continue to be impacted by the excess liquidity environment present in the financial services sector since the beginning of the COVID-19 pandemic by way of increased low yielding cash reserves. The impact of the recent increase in the Federal Reserve benchmark interest rate was not meaningful for the current quarter given the proximity of its timing to quarter-end.
Net interest income for the first quarter of 2022 increased $18.7 million, or 53%, compared to the first quarter of 2021. Net interest margin increased 15 basis points compared to 3.26% for the first quarter of 2021. The increase in net interest income compared to the first quarter of 2021 was driven by lower funding costs, which were primarily attributable to deposits acquired from Premier.
Accretion income, net of amortization expense, from acquisitions was $2.7 million for the first quarter of 2022, $1.0 million for the fourth quarter of 2021 and $0.4 million for the first quarter of 2021, which added 17 basis points, 12 basis points and 4 basis points, respectively, to net interest margin. Accretion income for the current quarter was driven by payoffs on several large commercial loans.
Recovery of Credit Losses:
The recovery of credit losses was $6.8 million for the first quarter of 2022, compared to $6.6 million for the linked quarter and $4.7 million for the first quarter of 2021. The changes in the recovery of credit losses compared to the linked quarter and prior year quarter were primarily due to continued improvement in economic factors and changes in loss drivers used in the CECL model.
Net charge-offs for the first quarter of 2022 were $1.9 million, or 0.17% of average total loans annualized, compared to net charge-offs of $1.3 million, or 0.11% of average total loans annualized, for the linked quarter and net charge-offs of $1.1 million, or 0.13% of average total loans annualized, for the first quarter of 2021. Net charge-offs for the first quarter included two commercial and industrial loans aggregating $0.7 million. For additional information on credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Operations. The net gain realized during the first quarter of 2022 was $3,000, compared to a net gain of $0.8 million for the linked quarter, and a net loss of $0.4 million for the first quarter of 2021. The net gain for the fourth quarter of 2021 was attributable to a gain of $0.9 million on the sale of $59.8 million in loans acquired from Premier. During the first quarter of 2021, Peoples sold $25.3 million of available-for-sale investment securities at a net loss.
Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the first quarter of 2022 was up $1.0 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was the result of higher insurance income, which included annual performance-based insurance commissions of $1.3 million that are recognized in the first quarter of each year, offset partially by a decline in mortgage banking income.
Compared to the first quarter of 2021, non-interest income, excluding net gains and losses, increased $2.8 million. Deposit account service charges increased $1.4 million and electronic banking income increased $1.3 million. The increase in deposit account service charges was primarily attributable to overdraft and NSF fees driven by a larger customer base following the acquisition of Premier. Electronic banking income increased in the first quarter of 2022 due to an increase in the interchange income earned from customers' debit card usage, driven partially by customers added in the Premier acquisition.
Total Non-interest Expense:
Total non-interest expense was up $3.6 million, or 8%, for the three months ended March 31, 2022, compared to the linked quarter. The increase in total non-interest expense for the first quarter of 2022 was attributable to increases in salaries and employee benefit costs, professional fees and FDIC insurance premiums. The increase in salaries and employee benefit costs was driven by merit increases, employer contributions to health savings accounts, stock-based compensation expense and higher payroll taxes, which are generally higher in the first quarter. Total non-interest expense in the first quarter of 2022 also contained other non-core expenses, including acquisition-related expenses of $1.4 million. During the fourth quarter of 2021, non-core expenses included acquisition-related expenses of $0.9 million
Compared to the first quarter of 2021, total non-interest expense increased $13.6 million, or 36%, primarily due to an increase in salaries and employee benefit costs of $7.0 million, an increase in net occupancy and equipment costs of $1.8 million, an increase in amortization of intangible assets of $1.1 million, and an increase in FDIC insurance premiums of

$0.7 million. Those increases were primarily the result of the Premier Merger and the acquisition of the equipment leasing business from NS Leasing, LLC ("NSL"). During the first quarter of 2021, non-core expenses included acquisition-related expenses of $1.9 million and a contribution to the Peoples Bank Foundation, Inc. of $0.5 million.
The efficiency ratio for the first quarter of 2022 was 66.8%, compared to 62.7% for the linked quarter, and 70.4% for the first quarter of 2021. The change in the efficiency ratio compared to the linked quarter was primarily due to the increases in salaries and employee benefit costs, professional fees and FDIC insurance premiums mentioned above. The efficiency ratio, adjusted for non-core items, was 64.8% for the first quarter of 2022, compared to 61.5% for the linked quarter and 65.2% for the first quarter of 2021. The efficiency ratio is typically higher in the first quarter of the year driven by the aforementioned salaries and employee benefit costs, and specifically by higher payroll taxes, employer contributions to health savings accounts and stock-based compensation expenses for certain employees. Peoples continues to focus on controlling expenses, while recognizing some necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $6.0 million for the first quarter of 2022, compared to income tax expense of $5.4 million for the linked quarter and income tax expense of $3.8 million for the first quarter of 2021. The increase in income tax expense for the first quarter of 2022, compared to income tax expense for the linked quarter, was due to an increase in Peoples' effective tax rate. The increase in income tax expense for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, was largely driven by higher pre-tax income.
Loans:
The period-end total loan balances at March 31, 2022, increased $65.6 million compared to December 31, 2021. The increase in the period-end loan balances was driven by $140.2 million of leases acquired from Vantage and an increase in construction loans of $28.1 million, partially offset by a reduction in commercial real estate loans of $93.0 million. Excluding PPP loans and leases acquired from Vantage, loan balances declined for the quarter by $30.5 million. This was driven primarily by a reduction in loans acquired.
The period-end total loan balances increased $1.1 billion compared to March 31, 2021. The increase in the period-end loan balances was driven by $1.1 billion in loans acquired from Premier as of the acquisition date, along with leases acquired from NSL and Vantage totaling $223.0 million as of the acquisition date.
Quarterly average loan balances decreased $21.1 million, or less than 1%, in the first quarter of 2022 compared to the linked quarter. The decrease was driven by the sale of loans acquired from Premier, offset by leases acquired from Vantage. Compared to the first quarter of 2021, quarterly average loan balances increased $1.1 billion, or 33%, driven by loans acquired from Premier, and leases acquired and originated.
Asset Quality:
Asset quality metrics improved slightly during the quarter. Total nonperforming assets decreased $1.1 million, or 2%, compared to December 31, 2021, and were up $21.0 million compared to March 31, 2021. The decrease in nonperforming assets compared to the prior quarter was primarily attributable to a reduction in nonaccrual commercial real estate loans. The increase from the prior year quarter was driven by nonperforming loans acquired from Premier. Nonperforming assets as a percent of total loans and OREO were 1.03% at March 31, 2022, down from 1.07% at December 31, 2021 and up compared to 0.76% at March 31, 2021.
Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $3.7 million compared to December 31, 2021 and were up $73.9 million compared to March 31, 2021. As a percent of total loans, criticized loans were 4.19% at March 31, 2022, compared to 4.33% at December 31, 2021 and 3.41% at March 31, 2021. The decrease in the amount of criticized loans compared to December 31, 2021, was primarily related to the upgrade of two commercial relationships, offset partially by criticized leases acquired from Vantage. Compared to March 31, 2021, the increase in the amount of criticized loans was largely due to criticized loans acquired from Premier. Classified loans, which are those categorized as substandard or doubtful, increased $3.0 million compared to December 31, 2021, and were up $33.4 million compared to March 31, 2021. As a percent of total loans, classified loans were 2.41% at March 31, 2022, compared to 2.38% at December 31, 2021, and 2.23% at March 31, 2021. The increase in classified loans compared to the prior quarter was driven by the classified leases acquired from Vantage.
Annualized net charge-offs were 0.17% of average total loans for the first quarter of 2022, compared to 0.11% for the linked quarter and 0.13% for the prior year quarter, with the increase relative to both prior periods driven by charge-offs on commercial and industrial loans.
At March 31, 2022, the allowance for credit losses was $54.8 million, compared to $64.0 million at December 31, 2021, and $44.9 million at March 31, 2021. The change in the allowance for credit losses compared to December 31, 2021 was primarily due to continued improvement in economic factors and changes in loss drivers used in the CECL model. The ratio of the allowance for credit losses as a percent of total loans was 1.20% at March 31, 2022, compared to 1.43% at

December 31, 2021 and 1.32% at March 31, 2021. The ratio of the allowance for credit losses as a percent of total loans includes PPP loans that do not have an allowance because of the guarantee by the Small Business Administration. Excluding PPP loans, the ratio of the allowance for credit losses as a percent of total loans would increase to 1.22% at March 30, 2022, compared to 1.51% at December 31, 2021, and 1.66% at March 31, 2021.
Deposits:
As of March 31, 2022, period-end deposit balances were up $140.4 million, or 2%, compared to December 31, 2021. The increase was driven by seasonal growth in governmental deposits of $117.5 million, an increase in non-interest bearing checking deposits of $30.8 million, and an increase in savings deposits of $28.9 million, offset partially by decreases in retail and brokered certificates of deposits.
Period-end deposit balances grew $1.7 billion, or 39%, compared to March 31, 2021. The increase was driven by deposits acquired from Premier. Excluding the deposits acquired from Premier, deposits increased $23.5 million primarily as a result of an increase in the aforementioned governmental deposits. Customers continued to maintain higher balances due primarily to economic stimulus payments provided by the government, as well as changes in customer buying habits.
Average deposit balances during the first quarter of 2022 decreased $13.0 million, or less than 1%, compared to the linked quarter. This decrease was driven by lower non-interest bearing deposits, partially offset by an increase in governmental deposits. Compared to the first quarter of 2021, quarterly average deposits increased $1.8 billion, or 44%, driven by deposits acquired from Premier. Total demand deposit accounts comprised 47% of total deposits at March 31, 2022, 48% at December 31, 2021, and 45% at March 31, 2021.
Stockholders' Equity:
Total stockholders' equity at March 31, 2022 decreased by $36.7 million compared to December 31, 2021, which reflected an other comprehensive loss of $51.0 million and dividends paid of $10.2 million, partially offset by net income for the quarter of $23.6 million. The other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities.
Total stockholders' equity at March 31, 2022 increased $229.2 million, or 40%, compared to March 31, 2021, which was mainly due to common shares issued for the acquisition of Premier and $55.7 million in net income during the prior twelve-month period, offset by an increase in accumulated other comprehensive loss of $57.7 million and dividends paid of $34.5 million. The increase in accumulated other comprehensive loss was the result of a lower market value related to the available-for-sale investment securities portfolio, which was driven by changes in interest rates from March 31, 2021 to March 31, 2022.
At March 31, 2022, the tier 1 risk-based capital ratio was 11.80%, compared to 12.81% at December 31, 2021, and 12.65% at March 31, 2021. The common equity tier 1 risk-based capital ratio was 11.51% at March 31, 2022, compared to 12.52% at December 31, 2021, and 12.42% at March 31, 2021. The total risk-based capital ratio was 12.78% at March 31, 2022, compared to 14.06% at December 31, 2021, and 13.78% at March 31, 2021. Peoples adopted the five-year transition to phase in the impact of the adoption of CECL, effective January 1, 2020, on regulatory capital ratios. Compared to each of December 31, 2021, and March 31, 2021, the capital ratios were impacted by the cash acquisition of Vantage.
Book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $28.41 and $16.39, respectively, at March 31, 2022, compared to $29.86 and $19.58, respectively, at December 31, 2021, and $29.49 and $20.12, respectively, at March 31, 2021. Both ratios decreased compared to December 31, 2021 due to other comprehensive losses recognized in the first quarter of 2022, while tangible book value per share was also impacted by the intangible assets recognized in the acquisition of Vantage. Both ratios decreased compared to March 31, 2021, due to the common shares issued in the acquisition of Premier, with tangible book value also impacted by the intangible assets recognized in the NSL acquisition, Premier Merger and Vantage acquisition.
The ratio of total stockholders’ equity to total assets decreased to 11.17% at March 31, 2022, from 11.96% at December 31, 2021, and 11.26% at March 31, 2021, because assets grew faster than stockholders' equity due to the acquisitions of NSL acquisition, Premier Merger and Vantage acquisition. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, decreased 142 basis points and 120 basis points compared to December 31, 2021, and March 31, 2021, respectively, due primarily to increases in accumulated other comprehensive losses and goodwill and other intangible assets recognized in the acquisition of Vantage.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902. Peoples had $7.2 billion in total assets as of March 31, 2022, and 136 locations, including 119 full-service bank branches in Ohio, West Virginia,

Kentucky, Virginia, Washington D.C. and Maryland. Peoples' vision is to be the Best Community Bank in America and is one of only sixteen banks nationwide to be recognized by Forbes in 2021 as a Best-In-State Bank in more than one state.

Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and NSL), Peoples Insurance Agency, LLC and Vantage Financial, LLC ("Vantage").

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter 2022 results of operations on April 26, 2022 at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses, the contribution to Peoples Bank Foundation, Inc. and contract negotiation benefits.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses, the contribution to Peoples Bank Foundation, Inc., contract negotiation benefits, the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the recovery of credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses, the contribution to Peoples Bank Foundation Inc. and contract negotiation benefits) divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses, the contribution to Peoples Bank Foundation, Inc. and contract negotiation benefits.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1)the ever-changing effects of the global COVID-19 pandemic - the duration, extent and severity of which are impossible to predict, including the possibility of further resurgence in the spread of COVID-19 or variants thereof - on economies (local, national and international), supply chains and markets, on the labor market, including the potential for a sustained reduction in labor force participation, and on Peoples' customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, including public health actions directed toward the containment of the COVID-19 pandemic (such as quarantines, shut downs and other restrictions on travel and commercial, social and other activities), the availability, effectiveness and acceptance of vaccines, and the implementation of fiscal stimulus packages, which could adversely impact sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;
(2)changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the completion and successful integration of planned acquisitions, including the recently-completed merger with Premier and the recently-completed acquisitions of NSL and Vantage, and the expansion of commercial and consumer lending activities, in light of the continuing impact of the COVID-19 pandemic on customers' operations and financial condition;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the CARES Act, and the follow-up legislation enacted as the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Basel III regulatory capital reform;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)local, regional, national and international economic conditions (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and its global trading partners) and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of the COVID-19 pandemic and adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)the replacement of the London Interbank Offered Rate ("LIBOR") with other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
(15)adverse changes in the conditions and trends in the financial markets, including the impacts of the COVID-19 pandemic and the related responses by governmental and nongovernmental authorities to the pandemic, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(16)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(17)Peoples' ability to receive dividends from its subsidiaries;
(18)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(19)the impact of larger or similar-sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;
(20)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(21)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(22)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and its subsidiaries are highly dependent;
(23)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions (including as a result of the COVID-19 pandemic), legislative or regulatory initiatives (including those in response to the COVID-19 pandemic), or other factors, which may be different than anticipated;
(24)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(25)the impact on Peoples' businesses, personnel, facilities, or systems, of losses related to acts of fraud, theft, misappropriation or violence;
(26)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics (including COVID-19), cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts;
(27)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(28)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(29)Peoples' ability to integrate the NSL and Vantage acquisitions, and the merger of Premier into Peoples, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(30)the risk that expected revenue synergies and cost savings from the merger of Peoples and Premier may not be fully realized or realized within the expected time frame;

(31)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(32)the effect of a fall in stock market prices on the asset and wealth management business;
(33)Peoples' continued ability to grow deposits;
(34)the impact of future governmental and regulatory actions upon Peoples' participation in and execution of government programs related to the COVID-19 pandemic;
(35)uncertainty regarding the impact of the current U.S. presidential administration and Congress on the regulatory landscape, capital markets, elevated government debt, potential changes in tax legislation that may increase tax rates and the response to and management of the COVID-19 pandemic, infrastructure spending and social programs; and,
(36)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.

As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its March 31, 2022 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

PER COMMON SHARE (a):
Earnings per common share:
Basic	$0.84	$0.99	$0.80
Diluted	0.84	0.98	0.79
Cash dividends declared per common share	0.36	0.36	0.35
Book value per common share (b)	28.41	29.86	29.49
Tangible book value per common share (b)(c)	16.39	19.58	20.12
Closing price of common shares at end of period (b)	$31.31	$31.81	$33.17

SELECTED RATIOS (a):
Return on average stockholders' equity (d)	11.45%	13.16%	10.86%
Return on average tangible equity (d)(e)	19.05%	21.32%	16.45%
Return on average assets (d)	1.35%	1.55%	1.28%
Return on average assets adjusted for non-core items (d)(f)	1.42%	1.55%	1.48%
Efficiency ratio (g)	66.78%	62.70%	70.37%
Efficiency ratio adjusted for non-core items (h)	64.82%	61.51%	65.19%
Pre-provision net revenue to total average assets (d)(i)	1.30%	1.44%	1.23%
Net interest margin (d)(j)	3.41%	3.37%	3.26%
Dividend payout ratio (k)	43.16%	36.68%	44.19%
(a)Reflects the impact of the acquisition of NSL beginning April 1, 2021, of Premier beginning September 17, 2021, and of Vantage beginning March 7, 2022.
(b)Data presented as of the end of the period indicated.
(c)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(d)Ratios are presented on an annualized basis.
(e)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses, the contribution to Peoples Bank Foundation, Inc. and contract negotiation benefits. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h)The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses, the contribution to Peoples Bank Foundation, Inc. and contract negotiation benefits included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(i)Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This measure represents a non-US GAAP financial measure since it excludes the recovery of credit losses and all gains and losses included in net income. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(j)Information presented on a fully tax-equivalent basis, using a 22.9% blended tax rate for current quarter while prior periods use 21% statutory federal corporate income tax rate.
(k)This ratio, when applicable, is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2022	2021	2021
Total interest income	$57,425	$57,563	$38,962
Total interest expense	3,115	2,826	3,384
Net interest income	54,310	54,737	35,578
Recovery of credit losses	(6,807)	(6,602)	(4,749)
Net interest income after recovery of credit losses	61,117	61,339	40,327
Non-interest income:
Electronic banking income	5,253	5,355	3,911
Insurance income	4,731	3,329	5,221
Trust and investment income	4,276	4,233	3,845
Deposit account service charges	3,426	3,565	1,985
Mortgage banking income	436	713	1,140
Bank owned life insurance income	431	438	446
Commercial loan swap fees	168	349	60
Net gain (loss) on investment securities	130	(158)	(336)
Net (loss) gain on asset disposals and other transactions	(127)	952	(27)
Other non-interest income	1,326	1,039	658
Total non-interest income	20,050	19,815	16,903
Non-interest expense:
Salaries and employee benefit costs	27,729	26,336	20,759
Net occupancy and equipment expense	5,088	4,751	3,327
Professional fees	3,672	2,324	3,468
Data processing and software expense	2,916	3,148	2,454
Electronic banking expense	2,759	2,879	1,894
Amortization of other intangible assets	1,708	1,508	620
FDIC insurance premiums	1,194	380	463
Marketing expense	995	848	911
Other loan expenses	832	558	462
Franchise tax expense	764	870	855
Communication expense	625	578	282
Other non-interest expense	3,347	3,811	2,492
Total non-interest expense	51,629	47,991	37,987
Income before income taxes	29,538	33,163	19,243
Income tax expense	5,961	5,416	3,780
Net income	$23,577	$27,747	$15,463

PER COMMON SHARE DATA:
Earnings per common share – basic	$0.84	$0.99	$0.80
Earnings per common share – diluted	$0.84	$0.98	$0.79
Cash dividends declared per common share	$0.36	$0.36	$0.35
Weighted-average common shares outstanding – basic	28,006,159	27,942,794	19,282,665
Weighted-average common shares outstanding – diluted	28,129,125	28,114,980	19,436,311
Common shares outstanding at end of period	28,453,175	29,814,401	19,629,633

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2022	2021
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$114,073	$74,354
Interest-bearing deposits in other banks	291,606	341,373
Total cash and cash equivalents	405,679	415,727
Available-for-sale investment securities, at fair value (amortized cost of $1,381,259 at March 31, 2022 and $1,283,146 at December 31, 2021) (a)	1,301,839	1,275,493
Held-to-maturity investment securities, at amortized cost (fair value of $347,978 at March 31, 2022 and $369,955 at December 31, 2021) (a)	384,656	374,129
Other investment securities	41,840	33,987
Total investment securities (a)	1,728,335	1,683,609
Loans and leases, net of deferred fees and costs (b)	4,547,153	4,481,600
Allowance for credit losses	(54,768)	(63,967)
Net loans	4,492,385	4,417,633
Loans held for sale	1,460	3,791
Bank premises and equipment, net of accumulated depreciation	89,886	89,260
Bank owned life insurance	73,789	73,358
Goodwill	303,651	264,193
Other intangible assets	38,214	26,816
Other assets	105,862	89,134
Total assets	$7,239,261	$7,063,521
Liabilities
Deposits:
Non-interest-bearing	$1,666,668	$1,641,422
Interest-bearing	4,336,258	4,221,130
Total deposits	6,002,926	5,862,552
Short-term borrowings	144,275	166,482
Long-term borrowings	201,610	99,475
Accrued expenses and other liabilities	82,110	89,987
Total liabilities	6,430,921	6,218,496
Stockholders' equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at March 31, 2022 and December 31, 2021	—	—
Common shares, no par value, 50,000,000 shares authorized, 29,824,684 shares issued at March 31, 2022 and 29,814,401 shares issued at December 31, 2021, including shares held in treasury	684,243	686,282
Retained earnings	220,477	207,076
Accumulated other comprehensive loss, net of deferred income taxes	(62,667)	(11,619)
Treasury stock, at cost, 1,434,441 shares at March 31, 2022 and 1,577,359 shares at December 31, 2021	(33,713)	(36,714)
Total stockholders' equity	808,340	$845,025
Total liabilities and stockholders' equity	$7,239,261	$7,063,521
(a)    Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $286, respectively, as of March 31, 2022 and $0 and $286, respectively, at December 31, 2021.
(b)    Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2022	2021	2021	2021	2021
Loan Portfolio
Construction	$238,305	$210,232	$174,784	$100,599	$78,699
Commercial real estate, other	1,457,232	1,550,081	1,629,116	948,260	965,249
Commercial and industrial	887,151	891,392	858,538	805,751	964,761
Premium finance	145,813	136,136	134,755	117,088	110,590
Leases	267,068	122,508	111,446	95,643	—
Residential real estate	756,429	771,718	768,134	566,597	573,700
Home equity lines of credit	162,288	163,593	161,370	118,401	117,426
Consumer, indirect	524,778	530,532	543,256	537,926	519,749
Consumer, direct	107,390	104,652	108,702	81,436	79,204
Deposit account overdrafts	699	756	927	498	298
Total loans	$4,547,153	$4,481,600	$4,491,028	$3,372,199	$3,409,676
Total acquired loans (a)(b)	$1,400,336	$1,430,810	$1,586,413	$481,927	$462,784
Total originated loans	$3,146,817	$3,050,790	$2,904,615	$2,890,272	$2,946,892
Deposit Balances (a)
Non-interest-bearing deposits (c)	$1,666,668	$1,641,422	$1,559,993	$1,181,045	$1,206,034
Interest-bearing deposits:
Interest-bearing demand accounts (c)	1,179,199	1,167,460	1,140,639	732,478	722,470
Retail certificates of deposit	612,936	643,759	691,680	417,466	433,214
Money market deposit accounts	656,266	651,169	637,635	547,412	586,099
Governmental deposit accounts	734,784	617,259	679,305	498,390	511,937
Savings accounts	1,065,678	1,036,738	1,016,755	689,086	676,345
Brokered deposits	87,395	104,745	106,013	166,746	168,130
Total interest-bearing deposits	$4,336,258	$4,221,130	$4,272,027	$3,051,578	$3,098,195
Total deposits	$6,002,926	$5,862,552	$5,832,020	$4,232,623	$4,304,229
Total demand deposits (c)	$2,845,867	$2,808,882	$2,700,632	$1,913,523	$1,928,504
Asset Quality (a)
Nonperforming assets (NPAs): (d)
Loans 90+ days past due and accruing	$5,455	$3,723	$5,363	$3,741	$1,044
Nonaccrual loans	32,003	34,765	36,034	23,079	24,744
Total nonperforming loans (NPLs) (d)	37,458	38,488	41,397	26,820	25,788
Other real estate owned (OREO) (e)	9,407	9,496	11,268	239	134
Total NPAs (d)	$46,865	$47,984	$52,665	$27,059	$25,922
Criticized loans (f)	$190,315	$194,016	$234,845	$113,802	$116,424
Classified loans (g)	109,530	106,547	142,628	69,166	76,095
Allowance for credit losses as a percent of NPLs (d)	146.21%	166.20%	186.93%	178.75%	174.10%
NPLs as a percent of total loans (d)	0.82%	0.86%	0.92%	0.79%	0.76%
NPAs as a percent of total assets (d)	0.65%	0.68%	0.75%	0.53%	0.50%
NPAs as a percent of total loans and OREO (d)	1.03%	1.07%	1.17%	0.80%	0.76%
Criticized loans as a percent of total loans (f)	4.19%	4.33%	5.23%	3.37%	3.41%
Classified loans as a percent of total loans (g)	2.41%	2.38%	3.18%	2.05%	2.23%
Allowance for credit losses as a percent of total loans	1.20%	1.43%	1.72%	1.42%	1.32%
Capital Information (a)(h)(i)(k)
Common equity tier 1 risk-based capital ratio (j)	11.51%	12.52%	12.30%	11.34%	12.42%
Tier 1 risk-based capital ratio	11.80%	12.81%	12.58%	11.56%	12.65%
Total risk-based capital ratio (tier 1 and tier 2)	12.78%	14.06%	13.83%	12.75%	13.78%
Tier 1 leverage ratio	8.29%	8.67%	11.20%	7.87%	9.00%
Common equity tier 1 capital	$547,215	$577,565	$567,172	$383,502	$418,089
Tier 1 capital	560,897	591,215	580,100	391,190	425,739
Total capital (tier 1 and tier 2)	607,493	648,948	637,802	431,424	463,872
Total risk-weighted assets	$4,752,428	$4,614,258	$4,611,321	$3,382,736	$3,365,637
Total stockholders' equity to total assets	11.17%	11.96%	11.78%	11.55%	11.26%
Tangible equity to tangible assets (l)	6.76%	8.18%	7.93%	7.51%	7.96%

(a)Reflects the impact of the acquisition of NSL beginning April 1, 2021, of Premier beginning September 17, 2021, and of Vantage beginning March 7, 2022.
(b)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(c)The sum of non-interest-bearing deposits and interest-bearing deposits is considered total demand deposits.
(d)Nonperforming loans and leases include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and leases, and OREO.
(e)The change in OREO for the quarter ended September 30, 2021 was a result of property acquired from Premier.
(f)Includes loans and leases categorized as a special mention, substandard, or doubtful.
(g)Includes loans and leases categorized as substandard or doubtful.
(h)Data presented as of the end of the period indicated.
(i)March 31, 2022 data based on preliminary analysis and subject to revision.
(j)Peoples' capital conservation buffer was 4.78% at March 31, 2022, 6.06% at December 31, 2021, 5.83% at September 30, 2021, 4.75% at June 30, 2021, and 5.78% at March 31, 2021, compared to required capital conservation buffer of 2.50%.
(k)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL, effective January 1, 2020, on regulatory capital ratios.
(l)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

RECOVERY OF CREDIT LOSSES INFORMATION (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021
Recovery of credit losses
Recovery of other credit losses	$(6,815)	$(6,786)	$(4,780)
Provision for checking account overdraft credit losses	8	184	31
Total recovery of credit losses	$(6,807)	$(6,602)	$(4,749)

Net charge-offs
Gross charge-offs	$2,333	$1,767	$1,255
Recoveries	423	491	204
Net charge-offs	$1,910	$1,276	$1,051

Net charge-offs (recoveries) by type
Commercial real estate, other	$229	$30	$157
Commercial and industrial	459	101	293
Premium finance	14	15	16
Leases	297	369	—
Residential real estate	295	32	118
Home equity lines of credit	(13)	1	8
Consumer, indirect	299	524	400
Consumer, direct	125	(2)	10
Deposit account overdrafts	205	206	49
Total net charge-offs	$1,910	$1,276	$1,051

Net charge-offs as a percent of average total loans (annualized)	0.17%	0.11%	0.13%

SUPPLEMENTAL INFORMATION (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2022	2021	2021	2021	2021

Trust assets under administration and management	$1,927,828	$2,009,871	$1,937,123	$1,963,884	$1,916,892
Brokerage assets under administration and management	1,152,530	1,183,927	1,133,668	1,119,247	1,071,126
Mortgage loans serviced for others	$420,024	$430,597	$441,085	$454,399	$469,788
Employees (full-time equivalent) (a)	1,245	1,188	1,181	925	887
(a) The change in full-time equivalent employees was due to the acquisitions of Premier and Vantage, as of September 30, 2021, and as of March 31, 2022, respectively.

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$332,098	$160	0.20%	$350,692	$138	0.16%	$146,957	$40	0.11%
Investment securities (a)(b)	1,670,379	7,412	1.78%	1,669,457	6,877	1.65%	940,467	3,393	1.44%
Loans (b)(c):
Construction	225,676	2,155	3.82%	200,009	1,961	3.84%	114,204	994	3.48%
Commercial real estate, other	1,362,434	14,782	4.34%	1,450,566	15,371	4.15%	879,335	8,602	3.91%
Commercial and industrial	888,598	8,023	3.61%	865,519	8,548	3.86%	941,625	10,592	4.50%
Premium finance	132,758	1,164	3.51%	134,023	1,735	5.07%	107,390	1,297	4.83%
Leases	162,277	6,102	15.04%	112,694	4,547	15.79%	—	—	—%
Residential real estate (d)	913,730	9,766	4.28%	925,316	9,937	4.30%	614,692	6,672	4.34%
Home equity lines of credit	163,339	1,612	4.00%	164,851	1,772	4.26%	121,864	1,187	3.95%
Consumer, indirect	523,770	5,045	3.91%	539,176	5,455	4.01%	509,845	5,203	4.14%
Consumer, direct	106,298	1,595	6.09%	107,780	1,605	5.91%	79,022	1,239	6.36%
Total loans	4,478,880	50,244	4.50%	4,499,934	50,931	4.46%	3,367,977	35,786	4.26%
Allowance for credit losses	(61,947)			(75,488)			(49,854)
Net loans	4,416,933			4,424,446			3,318,123
Total earning assets	6,419,410	57,816	3.61%	6,444,595	57,946	3.55%	4,405,547	39,219	3.57%

Goodwill and other intangible assets	304,124			298,276			184,253
Other assets	344,282			356,004			322,276
Total assets	$7,067,816			$7,098,875			$4,912,076

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$1,050,813	$34	0.01%	$1,021,821	$34	0.01%	$646,750	$35	0.02%
Governmental deposit accounts	670,419	447	0.27%	648,013	433	0.27%	429,503	594	0.56%
Interest-bearing demand accounts	1,171,266	92	0.03%	1,159,995	98	0.03%	700,160	65	0.04%
Money market deposit accounts	650,272	97	0.06%	637,681	96	0.06%	564,836	132	0.09%
Retail certificates of deposit (e)	626,978	871	0.56%	665,513	898	5.40%	439,819	1,123	1.04%
Brokered deposits (e)	91,531	512	2.27%	105,364	571	2.15%	175,326	868	2.01%
Total interest-bearing deposits	4,261,279	2,053	0.20%	4,238,387	2,130	0.20%	2,956,394	2,817	0.39%
Short-term borrowings (e)	154,346	338	0.89%	181,348	257	0.56%	71,089	100	0.57%
Long-term borrowings	129,098	724	2.26%	99,622	439	1.74%	110,384	467	1.71%
Total borrowed funds	283,444	1,062	1.51%	280,970	696	0.98%	181,473	567	1.26%
Total interest-bearing liabilities	4,544,723	3,115	0.28%	4,519,357	2,826	0.25%	3,137,867	3,384	0.44%

Non-interest-bearing deposits	1,606,665			1,642,577			1,110,993
Accrued expenses and other liabilities	81,676			100,144			85,628
Total liabilities	6,233,064			6,262,078			4,334,488
Stockholders’ equity	834,752			836,797			577,588
Total liabilities and stockholders' equity	$7,067,816			$7,098,875			$4,912,076

Net interest income/spread (b)		$54,701	3.33%		$55,120	3.30%		$35,835	3.13%
Net interest margin (b)			3.41%			3.37%			3.26%

(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 22.9% and 22.3% blended corporate income tax rate for 2022 and 2021 respectfully.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for all periods presented.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. Peoples also uses the non-US GAAP financial measures for calculating incentive compensation. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021

Core non-interest expense:
Total non-interest expense	$51,629	$47,991	$37,987
Less: acquisition-related expenses	1,373	903	1,911
Less: pension settlement charges	—	—	—
Less: severance expenses	—	16	49
Less: COVID-19-related expenses	94	565	292
Less: Peoples Bank Foundation, Inc. contribution	—	—	500
Less: contract negotiation benefits	—	(603)	—
Core non-interest expense	$50,162	$47,110	$35,235

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021

Efficiency ratio:
Total non-interest expense	51,629	$47,991	37,987
Less: amortization of other intangible assets	1,708	1,508	620
Adjusted non-interest expense	$49,921	$46,483	$37,367

Total non-interest income	$20,050	$19,815	$16,903
Less: net gain on investment securities	130	—	—
Add: net loss on investment securities	—	(158)	(336)
Less: net gain on asset disposals and other transactions	—	952	—
Add: net loss on asset disposals and other transactions	(127)	—	(27)
Total non-interest income, excluding net gains and losses	$20,047	$19,021	$17,266

Net interest income	$54,310	$54,737	$35,578
Add: fully tax-equivalent adjustment (a)	391	383	257
Net interest income on a fully tax-equivalent basis	$54,701	$55,120	$35,835

Adjusted revenue	$74,748	$74,141	$53,101

Efficiency ratio	66.79%	62.70%	70.37%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$50,162	$47,110	$35,235
Less: amortization of other intangible assets	1,708	1,508	620
Adjusted core non-interest expense	$48,454	$45,602	$34,615

Adjusted revenue	$74,748	$74,141	$53,101

Efficiency ratio adjusted for non-core items	64.82%	61.51%	65.19%
`
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

(Dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 20,	March 31,
	2022	2021	2021	2021	2021

Tangible equity:
Total stockholders' equity	$808,340	$845,025	$831,882	$585,505	$578,893
Less: goodwill and other intangible assets	341,865	291,009	295,415	221,576	184,007
Tangible equity	$466,475	$554,016	$536,467	$363,929	$394,886

Tangible assets:
Total assets	$7,239,261	$7,063,521	$7,059,752	$5,067,634	$5,143,052
Less: goodwill and other intangible assets	341,865	291,009	295,415	221,576	184,007
Tangible assets	$6,897,396	$6,772,512	$6,764,337	$4,846,058	$4,959,045

Tangible book value per common share:
Tangible equity	$466,475	$554,016	$536,467	$363,929	$394,886
Common shares outstanding	28,453,175	28,297,771	28,265,791	19,660,877	19,629,633

Tangible book value per common share	$16.39	$19.58	$18.98	$18.51	$20.12

Tangible equity to tangible assets ratio:
Tangible equity	$466,475	$554,016	$536,467	$363,929	$394,886
Tangible assets	$6,897,396	$6,772,512	$6,764,337	$4,846,058	$4,959,045

Tangible equity to tangible assets	6.76%	8.18%	7.93%	7.51%	7.96%

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2022	2021	2021

Pre-provision net revenue:
Income before income taxes	$29,538	$33,163	$19,243
Add: loss on OREO	1	—	—
Add: loss on investment securities	—	158	336
Add: loss on other assets	22	31	27
Add: net loss on other transactions	104	—	—
Less: recovery of credit losses	6,807	6,602	4,749
Less: gain on OREO	—	80	—
Less: gain on investment securities	130	—	—
Less: gain on other transactions	—	903	—
Less: gain on other assets	—	—	—
Pre-provision net revenue	$22,728	$25,767	$14,857
Total average assets	$7,067,816	$7,098,875	$4,912,076

Pre-provision net revenue to total average assets (annualized)	1.30%	1.44%	1.23%

Weighted-average common shares outstanding – diluted	28,129,125	28,114,980	19,436,311
Pre-provision net revenue per common share – diluted	$0.81	$0.91	$0.76

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021

Annualized net income adjusted for non-core items:
Net income	$23,577	$27,747	$15,463
Add: net loss on investment securities	—	158	336
Less: tax effect of loss on investment securities (a)	—	33	71
Less: net gain on investment securities	130	—	—
Add: tax effect of net gain on investment securities (a)	27	—	—
Add: net loss on asset disposals and other transactions	127	—	27
Less: tax effect of net loss on asset disposals and other transactions (a)	27	—	6
Less: net gain on asset disposals and other transactions (a)	—	953	—
Add: tax effect of net gain on asset disposals and other transactions (a)	—	200	—
Add: acquisition-related expenses	1,373	903	1,911
Less: tax effect of acquisition-related expenses (a)	288	190	401
Add: severance expenses	—	16	49
Less: tax effect of severance expenses (a)	—	3	10
Add: COVID-19-related expenses	94	565	292
Less: tax effect of COVID-19-related expenses (a)	20	119	61
Add: Peoples Bank Foundation, Inc. contribution	—	—	500
Less: tax effect of Peoples Bank Foundation, Inc. contribution	—	—	105
Less: contract negotiation benefits	—	603	—
Add: tax effect of contract negotiation benefits	—	127	$—
Net income adjusted for non-core items (after tax)	$24,733	$27,815	$17,924

Days in the period	90	92	90
Days in the year	365	365	365
Annualized net income	$95,618	$110,083	$62,711
Annualized net income adjusted for non-core items (after tax)	$100,306	$110,353	$72,692
Return on average assets:
Annualized net income	$95,618	$110,083	$62,711
Total average assets	$7,067,816	$7,098,875	$4,912,076
Return on average assets	1.35%	1.55%	1.28%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items (after tax)	$100,306	$110,353	$72,692
Total average assets	$7,067,816	$7,098,875	$4,912,076
Return on average assets adjusted for non-core items	1.42%	1.55%	1.48%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021

Annualized net income excluding amortization of other intangible assets:
Net income	$23,577	$27,747	$15,463
Add: amortization of other intangible assets	1,708	1,508	620
Less: tax effect of amortization of other intangible assets (a)	359	317	130
Net income excluding amortization of other intangible assets (after tax)	$24,926	$28,938	$15,953

Days in the period	90	92	90
Days in the year	365	365	365
Annualized net income	$95,618	$110,083	$62,711
Annualized net income excluding amortization of other intangible assets (after tax)	$101,089	$114,808	$64,698

Average tangible equity:
Total average stockholders' equity	$834,752	$836,797	$577,588
Less: average goodwill and other intangible assets	304,124	298,276	184,253
Average tangible equity	$530,628	$538,521	$393,335

Return on average stockholders' equity ratio:
Annualized net income	$95,618	$110,083	$62,711
Average stockholders' equity	$834,752	$836,797	$577,588

Return on average stockholders' equity	11.45%	13.16%	10.86%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets (after tax)	$101,089	$114,808	$64,698
Average tangible equity	$530,628	$538,521	$393,335

Return on average tangible equity	19.05%	21.32%	16.45%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE